EXHIBIT TO ITEM 77-O

PACIFIC FUNDS

PF Salomon Brothers Large-Cap Value Fund

Report Pursuant to Rule 10f-3

Quarter Ended March 31, 2003

Comparable Securities
		Securities Purchased	(1)	(2)	(3)
(1)	Name of Issuer	American Electric Power Co.	Premcor Inc.	Tsakos Energy Navigation Ltd.	N/A
(2)	Description of Security (name, coupon, maturity, subordination, common stock, etc.)	Common Stock	Common Stock	Common Stock	N/A
(3)	Date of Purchase	02/27/2003	N/A	N/A	N/A
(4)	Unit Price	$20.95	$24.00	$15.00	N/A
(5)	Current Yield	N/A	N/A	N/A	N/A
(6)	Yield to Maturity	N/A	N/A	N/A	N/A
(7)	Principal Amount of Total Offering	$1,047,500,000	$432,000,000	$95,250,000	N/A
(8)	Underwriting Spread	$0.6285	$1.50	$1.01	N/A

PACIFIC FUNDS

PF Salomon Brothers Large-Cap Value Fund

Report Pursuant to Rule 10f-3

Quarter Ended March 31, 2003

Comparable Securities
		Securities Purchased	(1)	(2)	(3)
(9)	Names of Underwriters (prospectus may be attached)	JP Morgan, BNP Paribas, Salomon Smith Barney, Banc of America Securities LLC, Danske Markets, Goldman Sachs & Co, Lehman Brothers	Morgan Stanley, Goldman Sachs & Co, Salomon Smith Barney, Deutsche Bank Securities, Bear Stearns & Co	JP Morgan, Jefferies & Co, Sunrise Securities Corp, Alpha Finance US Corp	N/A
(10)	Years of Continuous Operation	>3	>3	>3	N/A
(11)	Dollar Amount of Purchase	$77,515	N/A	N/A	N/A
(12)	% of Offering Purchased by Fund	0.007	N/A	N/A	N/A
(13)	% of Offering Purchased by Associated Funds	2.492	N/A	N/A	N/A
(14)	Sum of (12) and (13)	2.499	N/A	N/A	N/A
(15)	% of Fund Assets Applied to Purchase	0.52	N/A	N/A	N/A
(16)	Name(s) of Underwriter(s) or Dealer(s) from whom Purchased	JP Morgan	N/A	N/A	N/A
(17)	Is Fund Manager a Manager or Co-manager in Offering?	Co-Manager	N/A	N/A	N/A

PACIFIC FUNDS

PF Salomon Brothers Large-Cap Value Fund

Report Pursuant to Rule 10f-3

Quarter Ended March 31, 2003

Eligibility (check one): X Registered Public Offering ? Eligible Municipal Security

? Eligible Foreign Offering ? Eligible Rule 144A Offering

Other fund purchasers having same investment adviser as Fund.

Check if the following conditions have been met (and discuss any exceptions):

X The securities were purchased (1) prior to the end of the first day on which any sales were made at a price that did not exceed the price paid by each other purchaser in the offering or any concurrent offering of the securities (excepting, in an Eligible Foreign Offering, rights required by law to be granted to existing security holders) and (2) on or before the fourth day before termination, if a rights offering.

X The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any of the securities.

X The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time.

X Except for Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).

? In the case of Eligible Municipal Securities, the issuer has been rated investment grade by at least one NRSRO, provided that, if the issuer or entity supplying the funds from which the issue is to be paid has been in continuous operation for less than three years (including the operations of any predecessors) the securities must have been rated within the top three rating categories by an NRSRO.

X Percentage of offering purchased by Fund and other funds with same investment adviser did not exceed: (a) for Eligible Rule 144A offering, 25% of the total of (1) principal amount of offering of such class sold by underwriters to qualified institution buyers plus (2) principal amount of class in any concurrent public offering; (b) other securities, 25% of principal amount of offering of class.

X The Fund did not purchase the securities being offered directly or indirectly from an Affiliated Underwriter, /provided that a purchase from a syndicate manager shall not be deemed to be a purchase from an Affiliated Underwriter so long as (a) such Affiliated Underwriter did not benefit directly or indirectly from, the transaction, and, (b) in the case of Eligible Municipal Securities, the purchase was not designated as a group sale or otherwise allocated to the account of any Affiliated Underwriter.

Check below if written statements of issuer, syndicate manager, or underwriter or seller of securities were relied upon to determine:

? the securities were sold in an Eligible Rule 144A Offering;

? compliance with the first condition, above, regarding time and price.

Attach copy of written statement for each box checked.

The Fund Manager hereby certifies that the purchase of securities noted above under "Securities Purchased" complies with the Fund's Rule 10f-3 Procedures.

Date: 5/14/03 Signed: /s/ Jack Cunningham

Name: Jack Cunningham

Title: Fund Manager